Exhibit 10.2

AMENDMENT TO WARRANTS AND DEBENTURES

THIS AMENDMENT TO WARRANTS AND DEBENTURES (this “Amendment”), made as of December 17, 2018, is by and between MICT, Inc., a Delaware corporation formerly known as Micronet Entertec Technologies Corporation (the “Company”), with an address at 28 West Grand Avenue, Suite 3, Montvale, NJ 07645, and YA II PN, Ltd. (“YA”) with an address at 1012 Springfield Avenue, Mountainside, NJ 07092.

Reference is made to (i) the 4 separate Secured Convertible Debentures due October 1, 2019 held by YA, which were issued pursuant to the securities purchase agreement dated March 29, 2018 between YA, the Company, and Enertec Electronics Ltd. (the “Debentures”) and (ii) the 8 separate warrants to purchase 1,187,500 shares of Company Common Stock in the aggregate held by YA, with exercise prices ranging from $1.50 to $4.00 and expiration dates ranging from June 30, 2021 to March 29, 2023 (collectively, the “Warrants”).

Whereas, in connection with the contemplated transactions (the “Transactions”) among the Company, BNN Technology PLC (“BNN”), a newly created BVI entity, Global Fintech Holdings Ltd., which is intended to be the public company after the transaction in which the Company and other parties merge (the “New Public Company”), and others, BNN and the other counterparties have insisted that the Company (i) pay off, by the closing date of such merger, all of the indebtedness represented by the Debentures, and (ii) modify the terms of the Warrants to eliminate or modify certain provisions such that all of the Warrants are exchanged for new warrants (the “New Warrants”) in the form of Annex I hereto, which New Warrants shall be exercisable at $2 per share of New Public Company common stock (subject to adjustment as provided herein and therein) and shall expire on June 30, 2022.

Whereas, YA agrees to the foregoing in consideration of the receipt of the New Warrants and the payment of the remaining balance of the Debentures as of and at the closing of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	The parties agree that, effective upon the consummation of the merger referred to above (the “Effective Time”), the Warrants automatically shall be replaced by the New Warrants exercisable at $2 per share for a number of shares of common stock of the New Public Company equal to the number of shares underlying the Warrants immediately prior to the Effective Time; provided that if the stockholders of the Company receive shares of the New Public Company common stock on a basis other than a one for one exchange, the exercise price of the New Warrants and the number of shares underlying such New Warrants shall be appropriately and proportionately adjusted. So, for example, if the stockholders of the Company receive one share of the New Public Company common stock for every four shares of the Company Common Stock owned by them, the New Warrants shall be exercisable at $8 per share and shall be exercisable for one fourth the number of shares that the Warrants were exercisable for at the Effective Time.

2.	Nothing herein shall prevent YA from exercising Warrants between the date hereof and the Effective Time.

3.	During the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time, or (ii) the termination of the proposed Transaction, YA may not make any conversions of the Debentures except that YA may convert certain of its Debentures into up to one million (1,000,000) shares of Company Common Stock at a conversion price of $1.10 per share.

4.	YA may determine the allocation of the conversion set forth in Section 3 amongst the various Debentures and provide a conversion notice, or conversion notices, to the Company indicating such allocation. In order to permit maximum conversions pursuant to Section 3 above, as of the date hereof the beneficial ownership cap pursuant to Section 4(e)(i) of all of the Debentures shall be increased from 4.99% to 9.99%.

5.	In the event that YA holds any shares of Company Common Stock (pursuant to the exercise of Warrants, conversion of Debentures, or otherwise) on the record date for the special meeting at which the Company’s stockholders will be asked to approve the Transactions, YA hereby unconditionally and irrevocably agrees to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to such shares of Common Stock, (i) in favor of the Transactions, and (ii) in opposition to any and all other actions or proposals that are intended, or that would reasonably be expected, to prevent, impede, interfere with, delay or adversely affect in any material respect the Transactions.

6.	The Company agrees to pay in cash the remaining outstanding principal amount and all accrued interest with respect to the Debentures as of the Effective Time, subject to any applicable redemption premiums.

7.	If the merger referred to above is not consummated such that the Effective Time does not come to fruition, then the obligation to replace the Warrants with New Warrants and to pay off the Debentures shall be void, but such termination shall not void or otherwise affect any exercise of the Warrants or any conversion or payment of the Debentures made after the date of this Agreement. Other than as specifically set forth herein, all terms and conditions of the Debentures and the Warrants shall remain in full force and effect and unchanged.

8.	For the purposes of the Debentures, YA hereby agrees to waive any and all rights under Section 5(e) thereof to which it may have become entitled prior to the date hereof, or to which it may become entitled pursuant to the Transactions, provided that the Company complies with all of its obligations under this Amendment.

9.	With respect to the Warrants, YA hereby agrees to waive any and all rights pursuant to which YA may require the Company or any successor entity to purchase the Warrants from YA (including but not limited to Section 4(c) in the warrants dated March 29, 2018) to which it may have become entitled prior to the date hereof, or to which it may become entitled to pursuant to the Transactions, provided that the Company complies in all material respects with its obligations under this Amendment.

10.	In connection with the Transactions, YA understands that the Company intends to complete a spin-off of certain business assets, including its interest in Micronet Ltd. (the “spin-off”). Notwithstanding any provisions to the contrary in the Warrants, YA hereby agrees that it shall not be entitled to receive any additional securities pursuant to the spin-off pursuant to its ownership of the Warrants, either during such time that it holds the Warrants or upon any exercise thereof.

11.	Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid (iv) sent by facsimile, electronic mail or electronic PDF transmission, in each case with confirmation retained. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if sent by registered mail, on the fifth business day following the day such mailing is made or (iv) when confirmation is received, if sent by facsimile or electronic transmission.

12.	Modifications and Amendments. The terms and provisions of this letter may be modified or amended only by written agreement executed by the parties hereto (including the New Public Company instead of the Company after the Effective Time).

13.	Waivers and Consents. The terms and provisions of this letter may be waived, or consent for the departure therefrom granted, only by written document executed by the party (including the New Public Company instead of the Company after the Effective Time) entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this letter, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given and will not constitute a continuing waiver or consent.

14.	Assignment. Neither party may assign its rights and obligations under this Amendment.

15.	Governing Law. This letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

16.	Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this letter will be brought in the courts of the State of New York (or, if appropriate, a federal court located within the State of New York). By execution and delivery of this letter, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

17.	WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

18.	Counterparts. This letter may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MICT, Inc.

By:
Name:
Title:

YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

Name:
Title: Member